EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm on Information Supplementing Audited Financial Statements

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of AECOM Technology Corporation (the “Company”) as of September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011 included in Form 10-K of the Company for the fiscal year ended September 30, 2011, and have issued our unqualified opinion thereon dated November 18, 2011.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in Schedule II: Valuation and Qualifying Accounts included in Item 8 on page 107 of the Form 10-K is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ Ernst & Young LLP

Los Angeles, California

November 18, 2011